Exhibit 99.1


                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                TO ACQUIRE POLAR AIR CARGO GAINS ACCESS TO JAPAN


     Purchase, NY (July 12, 2001) -- Atlas Air Worldwide Holdings, Inc. (NYSE:CGO) announced today that it has entered into an agreement with an affiliate of GE Capital Aviation Services, Inc. (GECAS), a wholly owned subsidiary of the General Electric Company (NYSE:GE), to acquire Polar Air Cargo for a stated purchase price of $84 million. Agreements to monetize assets and arrangements to place surplus aircraft, restructure leases and financing commitments of GECAS are expected to reduce the effective net cost of the acquisition by $25 million to $30 million. Atlas Air Worldwide Holdings, Inc. will acquire Polar Air Cargo free of any debt, with restructured aircraft operating leases, and will operate it with a resized fleet. The resized fleet of primarily B747-400 aircraft is expected to be fully utilized in scheduled service.

     Polar Air Cargo specializes in time-definite, cost-effective airport-to-airport scheduled airfreight service. Its fleet is comprised exclusively of Boeing 747 freighter aircraft. The company's scheduled route network serves all of the world's major economic regions, with significant international route authorities in key markets around the world that have been acquired over the last eight years.

     Atlas Air Worldwide Holdings, Inc. is the parent company of Atlas Air, Inc., a United States certificated air carrier that operates a fleet of B747 freighters under ACMI contracts. These contracts include the provision of Aircraft, Crew, Maintenance and Insurance for some of the world's leading international carriers. Polar and Atlas Air will be operated as separate subsidiaries of the parent company. Polar will maintain its operations from its Long Beach, CA headquarters for the immediate future.

     Completion of the acquisition is subject to receipt of certain regulatory approvals and other customary closing conditions.

     "In meeting the current challenging economic environment, we have initially focused on sizing our existing operations appropriately to ensure that we emerge an even stronger and more efficient company when demand begins to improve. We are now turning our attention to strengthening our position in the industry through strategic opportunities," said Richard Shuyler, Chief Executive Officer for both Atlas Air Worldwide Holdings, Inc. and Atlas Air, Inc. "With its valuable route authorities and its similar fleet of B747 freighter aircraft, Polar offers a strong fit - and a significant opportunity. Combined with Atlas Air


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Worldwide Holding's financial discipline and industry expertise, this acquisition will allow both companies to offer complementary services to their separate customer bases.

     "While we plan to keep the Atlas Air and Polar brands separate, we expect to achieve significant synergies between the two companies. More importantly, however, this transaction will give us access to the Japanese market - a market we have sought to enter since Atlas Air's inception - and beyond to other points in Asia. Tokyo is the world's fourth largest freight market, and operating rights there are greatly sought after and highly restricted. Gaining Polar's substantial rights there is of tremendous value to us. We expect that our shareholders will see revenue and earnings per share benefits from this acquisition as early as next year," Shuyler added.

     "We welcome Polar Air Cargo to the Atlas Air Worldwide Holding family. We see tremendous opportunities to continue to grow our business, synergistically pursue new market opportunities and further expand strategic partnerships as we continue to build a world-class company of which we all can be proud," Shuyler concluded.

     To the extent that any of the statements contained herein relating to the Company's expectations, assumptions and other Company matters are forward-looking, they are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected in the forward-looking statements, including, but not limited to, risks associated with: worldwide business and economic conditions; product demand and the rate of growth in the air cargo industry; the impact of competitors and competitive aircraft and aircraft financing availability; the ability to attract and retain new and existing customers; normalized aircraft operating costs and reliability; management of growth; the continued productivity of its workforce; dependence on key personnel; and regulatory matters. For additional information regarding these and other risk factors, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the Quarterly Report on Form 10-Q for the period ended March 31, 2001.

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